Exhibit 5.1
[Letterhead of Blackwell Sanders Peper Martin LLP]
April 18, 2006
NovaStar Financial, Inc.
8140 Ward Parkway, Suite 300
Kansas City, MO 64114
Ladies and Gentlemen:
     As counsel for NovaStar Financial, Inc., a Maryland corporation (the “Company”), we have been requested to render this opinion in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of shares of the Company’s common stock, $0.01 par value per share (the “Additional Common Stock”) issuable pursuant to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”).
     We have examined the Company’s Registration Statement and such other documents as we have deemed necessary or appropriate in order to express these opinions.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     We do not express any opinion as to any laws other than the Maryland General Corporation Law. Insofar as the opinions expressed herein relate to matters governed by laws other than the Maryland General Corporation Law, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The Additional Common Stock may be issued from time to time on a delayed or continuous basis,

NovaStar Financial, Inc.
April 18, 2006

and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.
     Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that, when and if issued and delivered against payment in accordance with the Registration Statement and the Plan, the Additional Common Stock will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim nay undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,
/s/ Blackwell Sanders Peper Martin LLP